UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 18, 2012
Diebold, Incorporated
(Exact name of registrant as specified in its charter)
Ohio	1-4879	34-0183970
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio	44720-8077
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(334,490)
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 18, 2012, Leslie Pierce retired as vice president and corporate controller of Diebold, Incorporated (“Diebold”). Pierce joined Diebold in 1990 as a senior accountant and held various leadership roles within the company’s finance and accounting organizations.
Also on April 18, 2012, Diebold promoted Christopher Macey to vice president and corporate controller. Macey will act as the company’s principal accounting officer. Macey joined Diebold in October 2009 and most recently served as vice president, corporate accounting and external reporting. Prior to joining Diebold, he worked for PricewaterhouseCoopers, LLC (“PwC”), where he spent 13 years in various accounting and audit-related roles, including two years in the national technical office of PwC, where he consulted on various technical accounting matters. Macey has a bachelor’s degree in accounting from The Ohio State University in Columbus, Ohio, and is a certified public accountant. He is 39 years old.
In connection with his appointment to vice president and corporate controller, Macey’s annual base salary will be $210,000. He will continue to be eligible to earn additional compensation through the company’s Annual Cash Bonus Plan and Amended and Restated 1991 Equity and Performance Incentive Plan and he will now be eligible to defer compensation awarded under those plans through the company’s Deferred Incentive Compensation Plan. Macey will also continue to be eligible to participate in the company’s 401(k) plan and other customary employee benefit plans.
There is no arrangement or understanding between Macey and any other person pursuant to which Macey was appointed vice president and corporate controller, and there are no transactions in which Macey has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Chad F. Hesse
Chad F. Hesse
Vice President, General Counsel and Secretary
Date: April 20, 2012